DOR BIOPHARMA, INC.
1691 Michigan Avenue
Miami, Florida 33139
www.dorbiopharma.com

DOR BIOPHARMA ANNOUNCES THE APPOINTMENT OF
ALEXANDER P. HAIG AS CHAIRMAN OF THE BOARD

DOR ALSO ESTABLISHES NEWLY CREATED
STRATEGIC AND SCIENTIFIC ADVISORY BOARDS

Miami, FL. November 11, 2004 — The Board of Directors of DOR BioPharma, Inc. (AMEX: DOR) (“DOR” or the “Company”) announced today that Alexander P. Haig will replace his father, General (Ret.) Alexander M. Haig, Jr., as Chairman of the Board of DOR. General Haig will continue to serve the Company as Chairman of the newly created Strategic Advisory Board for BioDefense.

General Haig commented, “I believe that DOR’s biodefense vaccine candidates show great promise to address the threats posed by the potential use of ricin and botulinum toxins as agents of bioterror. Given the urgency to supply the Strategic National Stockpile pursuant to the Project BioShield Act of 2004, I would like to remain focused on this goal. I feel confident in handing the corporate responsibilities of being Chairman of DOR to my son Alex.”

General Haig has served as non-executive Chairman of the Board of the Company since January 2003 and played an integral role in assisting DOR to become an industry leader in the emerging biodefense sector. General Haig will continue to serve DOR as Chairman of the Strategic Advisory Board to assist the Company in the areas of strategic planning, government relations and biodefense procurement.

Alexander P. Haig has served during the past 16 years as legal counsel and a director of Worldwide Associates, Inc., a private company providing domestic and multi-national corporations with marketing and business strategies. While at Worldwide, Mr. Haig has worked with a number of large global corporations, such as United Technologies Corporation and MGM. He also provided strategic and business advice to a number of companies from early stage through IPO, including America Online. During the past two years, Mr. Haig has served as a business consultant to DOR and has been active with respect to each of the Company’s product development programs.

DOR also announced today the appointment of board member Evan Myrianthopoulos as President and Acting Chief Executive Officer. Geoff Green, who formerly held that position, has resigned for personal reasons. Mr. Myrianthopoulos has served as a Director of DOR for approximately two years and is currently President and Founder of CVL Advisors Group, Inc., a financial consulting firm specializing in the biotechnology sector. Prior to founding CVL Advisors, Mr. Myrianthopoulos was a co-founder, Vice President of Finance and Chief Financial Officer, of Discovery Laboratories, Inc., a public biopharmaceutical company that developed a new humanized lung surfactant technology that is awaiting marketing approval from the FDA. During his tenure at Discovery, Mr. Myrianthopoulos was instrumental in raising approximately $55 million in four private equity financings and several corporate acquisitions.

DOR also welcomes Drs. Arthur Asher Kornbluth, Peter Salomon, and Larry J. Kessel as founding members of DOR’s newly established Scientific Advisory Board for Biotherapeutics. Since 2002, these highly experienced clinicians have served as members of the Company’s Board of Directors during which time they helped provide the valuable guidance that has brought DOR’s lead therapeutic product, orBec® (oral beclomethasone dipropionate), to the completion of its pivotal Phase III clinical trial. They have resigned their positions as members of the board of directors and the Company looks forward to their continued guidance as we near the unblinding of results of the 16 center, 129 patient, randomized, placebo-controlled pivotal Phase III trial. DOR continues to expect to announce top-line results of this trial before the end of the year and, pending the outcome, filing a New Drug Application for marketing authorization in April 2005.

About DOR BioPharma, Inc.

In September of this year, DOR BioPharma completed the treatment phase of its pivotal Phase III clinical trial of orBec® (oral beclomethasone dipropionate) for the treatment of intestinal Graft-versus-Host Disease (iGVHD), a severe, life-threatening form of gastrointestinal inflammation. orBec® has been granted fast track status by the FDA for the treatment of iGVHD.

Through its Biodefense Division, DOR is currently developing vaccines to protect against exposure to ricin toxin and botulinum toxin for potential U.S. Government procurement pursuant to the Project Bioshield Act of 2004. In September of this year, DOR was awarded a grant of up to $5.2 million from the National Institute of Allergy and Infectious Disease (NIAID), a division of the National Institutes of Health (NIH), for further development of DOR’s ricin vaccine, RiVaxTM. For further information regarding DOR BioPharma, please visit the Company’s website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma's current expectations about its future results, performance, prospects and opportunities. Where possible, DOR BioPharma has tried to identify these forward-looking statements by using words such as "anticipates," "believes", "intends", or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR BioPharma cannot assure you that it will be able to successfully develop or commercialize products based on its technology, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that, product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance,, enter into any biodefense procurement contracts with the U.S. Government or other countries, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR BioPharma's most recent reports on Form 10-QSB and Form 10-KSB. DOR BioPharma assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
President and Acting CEO
(305) 534-3383
www.dorbiopharma.com